Exhibit 10.1

SOFTWARE LICENSING AGREEMENT

This Software Licensing Agreement (“Agreement”) is effective as of November 2nd, 2016 (“Effective Date”), by and between SiteHelix Inc., a Delaware corporation, with its corporate office located at 3139 Old Mill Circle, Salt Lake City, Utah 84121 (“SiteHelix”), and Overstock.com, Inc., a Delaware corporation, with a place of business at 799 W. Coliseum Way, Midvale, Utah 84047 (“Overstock”).  The parties agree as follows:

WHEREAS, the President of Overstock with responsibility for retail operations is Saum Noursalehi (“Mr. Noursalehi”); and

WHEREAS, Mr. Noursalehi is a co-founder, director and owner of approximately 62% of the equity interest in SiteHelix; and

WHEREAS, the Audit Committee of the Board of Directors of Overstock has approved Overstock’s entry into this Agreement pursuant to Overstock’s Related Party Transactions Policy and has established certain guidelines, parameters and conditions relating to this Agreement and the arrangement between Overstock and SiteHelix (the “SiteHelix Guidelines”); and

WHEREAS, the Board of Directors of Overstock has also approved Overstock’s entry into this Agreement pursuant to Overstock’s Code of Business Conduct and Ethics, subject to the guidelines, parameters and conditions set forth in the SiteHelix Guidelines;

NOW, THEREFORE, the parties agree as follows:

1.                                      PURPOSE.

1.1                               Purpose.  The purpose of this Agreement is for SiteHelix to provide a license allowing Overstock to use SiteHelix’s proprietary software to provide a self-optimizing user interface and improve customer conversion rates for traffic on Overstock’s websites (“Purpose”).

2.                                      GRANT AND ACCEPTANCE OF LICENSE.

2.1                               SiteHelix License to Overstock.  During the Term (as defined below) of this Agreement, SiteHelix hereby grants to Overstock and Overstock accepts, subject to the terms and conditions of this Agreement, a non-exclusive, non-transferable license (“License”) to possess and use SiteHelix’s proprietary software (“SiteHelix Software”) for the Purpose set forth above.  SiteHelix retains all right, title, and interest in and to the SiteHelix Software, and Overstock has no rights except as provided herein. Overstock may not transfer or sublicense the SiteHelix Software to any third party, in whole or in part, in any form, whether modified or unmodified.  SiteHelix may provide additional detail concerning the License which may be set forth in one or more schedules, statements of work, order forms, work orders, or other documents attached hereto and expressly made subject to this Agreement, including any amendments thereto (each a “Schedule”).

3.                                      TERM AND TERMINATION.

3.1                               Term. The term (“Term”) of the Agreement shall begin on the Effective Date and continue until terminated in accordance with Section 3.2 below.

3.2                               Termination. Either party may terminate this Agreement by providing thirty (30) days’ prior written notice to the other party. Either party may immediately terminate this Agreement upon written notice to the other party if: (a) the other party is in default of this Agreement and fails to cure, or begin implementation of a mutually-agreed-upon plan to cure, such default within 30 days of written notice from the other party specifying the nature of such default and requiring its remedy; (b) the use of the SiteHelix Software noticeably reduces the performance of Overstock’s website or otherwise presents a meaningful threat to Overstock’s business or reputation, which Overstock can document by its written records; or (c) if Overstock determines that it can obtain substantially the same services from an unrelated person or entity at a lower cost, or better services from an unrelated person or entity for substantially the same cost.

3.3                               Effects of Termination.  Except as provided herein, each party must destroy, delete, or purge the other party’s Confidential Information (as defined below), including any active or readily accessible copies, upon the earlier of: (a) termination of the Agreement or the applicable Schedule; or (b) expiration of the license period described above. Upon request, the destroying party will provide written certification of destruction.

4.                                      CONSIDERATION, PAYMENT, AND TAXES.

4.1                               Pricing.  Overstock agrees to pay SiteHelix for the License in accordance with the pricing set forth in each Schedule.

4.2                               Payment. Payments, as set forth on each applicable Schedule, are due monthly or within 30 days from receipt of invoice (if sent via electronic transmission, Overstock receipt is deemed to be the date of such transmission).  If Overstock disputes the validity of an invoiced fee, Overstock must provide prompt written notice to SiteHelix stating the details of any such dispute.  If only a portion on an invoice is in dispute, Overstock shall pay all undisputed amounts in accordance with the terms of this section.  Acceptance by SiteHelix of any partial payment does not constitute a waiver of the disputed amounts.  If SiteHelix disputes the amount of any payment, it shall notify Overstock in writing within 30 days from receipt of such disputed payment.  Any undisputed amounts not paid within 30 days of the date of invoice shall accrue interest at a rate of one percent per month or the maximum lawful rate, whichever is less.

5.                                      INTELLECTUAL PROPERTY.

5.1                               SiteHelix Intellectual Property. The following “SiteHelix Intellectual Property” shall be and remain the sole property of SiteHelix: (a) SiteHelix Software including any original files, copies, or translations; (b) all systems, mechanisms, hardware configurations, or other tools created or used by SiteHelix to build a database or develop the SiteHelix Software; (c) all inventions, discoveries, works, materials, products, devices, coding, designs, specifications, processes, or other information or documentation created or acquired by SiteHelix outside the scope of this Agreement or prior to the granting of this License; and (d) any intellectual property related to (a) through (c). Overstock shall have no interest in, or claim to, SiteHelix Intellectual Property, or any derivatives thereof or modifications or adaptations thereto, except as specifically granted herein. SiteHelix may reuse any ideas, concepts or know-how developed or acquired during the performance of this Agreement, exclusive of Overstock Confidential Information.

5.2                               Overstock Intellectual Property. The following “Overstock Intellectual Property” shall be and remain the sole property of Overstock: (a) any Overstock data, including, without limitation, any customer data provided for or arising from the implementation of the SiteHelix Software; (b) all systems, mechanisms, hardware configurations, or other tools created or used by Overstock in its business or to build a database, integrate or otherwise make the SiteHelix Software functional; (c) all inventions, discoveries, works, materials, products, devices, coding, designs, specifications, processes, or other information or documentation created or acquired by Overstock outside the scope of this Agreement or prior to the granting of this License; and (d) any intellectual property related to (a) through (c). SiteHelix shall have no interest in, or claim to, Overstock Intellectual Property, or any derivatives thereof or modifications or adaptations thereto, except as specifically granted herein. Overstock may reuse any ideas, concepts or know-how developed or acquired during the performance of this Agreement, exclusive of SiteHelix Confidential Information.

6.                                      CONFIDENTIALITY.

6.1                               Confidential Information. During the Term, the parties may, either pursuant to a Schedule or as part of discussions, demonstrations, tests or analyses related to a potential business project between the parties, disclose to one another, or other entities may disclose to a party on the other party’s behalf, certain confidential information (collectively, “Confidential Information”), including, without limitation: (a) with respect to Overstock, Overstock Intellectual Property, any customer data, mailing lists, product designs, technology, systems, business and marketing plans, and product strategies; (b) with respect to SiteHelix, SiteHelix Intellectual Property, customer data, pricing information, product designs, technology, capabilities, specifications, or code; (c) the terms or conditions of this Agreement, which shall be the Confidential Information of both parties; and (d) any other materials marked or which are or should be reasonably considered “confidential” or “proprietary.”

6.2                               Obligations. Each party shall use commercially reasonable efforts to prevent the unauthorized access to or disclosure of the other party’s Confidential Information, including derivative works, modifications, or adaptations.  Each party will limit access to the other party’s Confidential Information to its own or its Affiliates’ employees, agents, contractors, and consultants (“Personnel”) strictly on a “need to know” basis; provided, however, that such Personnel have executed an agreement with such party containing confidentiality provisions at least as restrictive as those contained herein.  Each party shall have the right, after twenty (20) business days’ written notice, to inspect the other party’s facilities during normal business hours for the purpose of reviewing security policies and procedures and to ensure that the Confidential Information is not being misused or used in an unauthorized manner.  Such inspections shall occur no more frequently than once per any twelve-month period during the Term of this Agreement.  Upon expiration or termination of this Agreement or any Schedule, each party shall promptly destroy and purge from its system all of the other party’s Confidential Information then held and, upon request, certify such destruction and purge in writing.

6.3                               Injunctive Relief. The unauthorized disclosure of any aspect of Confidential Information is likely to give rise to irreparable injury which may be inadequately compensable in damages.  Accordingly, either party may obtain injunctive relief against the breach or threatened breach of Section 6, in addition to any other legal remedies that may be available, and each party consents to the obtaining of such injunctive relief.

6.4                               Unauthorized Disclosure. Each party will, as soon as reasonably practical after discovery, report to the other party any unauthorized disclosure or access to the other party’s Confidential Information, subject to any reasonable restrictions placed on the timing of such notice by a law enforcement or regulatory agency investigating the incident, and take all reasonable measures to prevent any further unauthorized disclosure or access.

6.5       Mandated Disclosures. If a receiving Party is required to provide Confidential Information of a disclosing party to any court or government agency pursuant to a written court order, subpoena, regulatory demand, or process of law (“Mandated Disclosure”), the receiving Party must: (a) unless prohibited by applicable law, provide the disclosing party with prompt written notice and reasonable cooperation if a protective order is sought; (b) take reasonable steps to limit any such disclosure only to the Confidential Information required to be compliant with the mandated Disclosure; and (c) continue to otherwise protect all Confidential Information disclosed in response to such Mandated Disclosure.  The parties acknowledge that Overstock shall have the right to file the agreement publicly and to make any disclosure regarding the Agreement and the relationship with SiteHelix that the Company deems reasonably necessary or appropriate from time to time, including without limitation disclosure of any information required by Item 404 of Regulation S-K.

6.6                               Exceptions. Notwithstanding anything in this Agreement to the contrary, Confidential Information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the party receiving the information; (b) was in the lawful possession of the party receiving the information prior to the disclosure and had not been obtained either directly or indirectly from the party disclosing the information; (c) is lawfully disclosed by a third party without restriction on disclosure; or (d) is independently developed by the party receiving the information without use of, or reference to, Confidential Information of the other party.

6.7                               Encryption and Prohibited Data.  Each party must encrypt any personally identifiable information, using industry standard encryption measures, before transferring such information to the other party over a public network or on physical media. Unless expressly authorized in a Schedule, each party shall not provide to the other party, or permit any third party to provide to one party on the other party’s behalf, any of the following information (“Prohibited Data”): (a) a government-issued identification number (e.g., Social Security Number, driver’s license number, state identification number, or passport number); (b) a financial or customer account number, including financial institution or bank account number or a credit or debit card number; (c) information regarding an individual’s health or medical condition, including Protected Health information, as defined in 45 CFR 160.103; (d) unique biometric data or digital representation of biometric data; (e) an individual’s full date of birth; (f) maiden name of the individual’s mother; (g) individual’s digitized or other electronic signature; or (h) a user name, email address or other unique electronic identifier or routing code, which is sent in combination with a personal identification code, password, or security question and answer that would permit access to an online account. If either party should transfer Prohibited Data in violation of this Section, the receiving party shall immediately notify the disclosing party and inform the disclosing party of the date, time, and other pertinent information related to the transfer so the disclosing party may take the steps necessary to remove the Prohibited Data from its systems.

7.                                      WARRANTIES.

7.1                               SiteHelix Warranties. SiteHelix warrants that: (a) it has the necessary equipment, computer capacity, software, programs, and trained personnel to properly provide the SiteHelix Software consistent with standard industry practices; (b) it will provide the SiteHelix Software in a professional and workmanlike manner; (c) it has implemented and will maintain an information security program that contains administrative, technical, and physical safeguards that are appropriate to its size and complexity, the nature and scope of its activities, and the sensitivity of any consumer information at issue; and (d) SiteHelix has all right, title and license to disclose the SiteHelix Software.

7.2                               Overstock Warranties. For any data about a consumer or individual disclosed to SiteHelix by Overstock or by a third party on Overstock’s behalf, Overstock warrants that it shall not instruct SiteHelix to process or to take any other action with such data Overstock knows or should reasonably know would violate an applicable law, Overstock’s own published privacy policies, or any other published privacy policies or notice and disclosure statements under which such data was collected.

7.3                               Mutual Warranties. Each party warrants to the other that: (a) it has full power and authority to enter into and perform the Agreement; (b) the execution and delivery of the Agreement have been duly authorized; (c) the Agreement does not violate any law, statute, or regulation and does not breach any other agreement or covenant to which it is a party or is bound; (d) its Confidential Information has been legally obtained; (e) the provision of its Confidential Information to the other does not violate any laws or agreements with third parties; (g) Overstock’s conduct, with respect to this Agreement is, at all times, subject to the SiteHelix Guidelines; and (h) it will otherwise comply with all applicable laws, rules, and regulations.

7.4                               Warranty Disclaimers. EXCEPT AS STATED IN THIS SECTION 7 OR IN A SCHEDULE, THERE ARE NO OTHER WARRANTIES HEREUNDER, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR WITH RESPECT TO SITEHELIX DATA, ACCURACY, COMPLETENESS, OR CURRENTNESS.

7.5                               Suspension of Performance. Either party may suspend or discontinue this License if, in its reasonable judgment, the continued use of the License would violate any applicable law, rule, or regulation.  Such action shall not constitute a default under this Agreement.  The parties will use commercially reasonable efforts to modify the SiteHelix Software or deliver replacement products. If an alternative method cannot be reasonably implemented, SiteHelix will refund any fees pre-paid by Overstock for the remainder of the Term.

8.                                      LIMITATION OF LIABILITY.

8.1                               Indirect Damages. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS AS SET FORTH BELOW, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF INCOME, REVENUE, PROFITS, OR GOODWILL, BUT NOT INCLUDING ANY FEES PAYABLE HEREUNDER), EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

8.2                               Aggregate Liability.  EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS AS SET FORTH BELOW, EITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY FOR DAMAGES THAT ARISE OUT OF OR ARE RELATED TO THIS AGREEMENT OR ANY APPLICABLE SCHEDULE SHALL BE LIMITED TO TWELVE TIMES THE AVERAGE MONTHLY FEES PAID BY OVERSTOCK UNDER THE SCHEDULE(S) TO WHICH SUCH LIABILITY RELATES.

8.3                               Exclusions and Miscellaneous. The limitations in this Section 8: (a) shall not apply to a party’s indemnification obligations set forth in Section 9 or to damages resulting from a party’s gross negligence or intentional misconduct; and (b) shall apply regardless of the legal theory or form under which any action is brought. For purposes of this Agreement, “gross negligence” shall mean the intentional failure to perform a manifest duty in reckless disregard of the consequences. Each party shall have a duty to mitigate damages for which the other party is responsible.

9.                                      INDEMNIFICATION.

9.1                               General. Each party agrees to indemnify and hold the other party, its agents, and its employees harmless from and against any third-party claim, action, or liability (including damages, costs, expenses, and reasonable attorneys’ fees) that may arise against the indemnified party as the result of: (a) injuries or property damage caused by the indemnifying party’s employees; (b) the indemnifying party’s failure to comply with all applicable laws and regulations; and (c) the misappropriation or misuse of the indemnified party’s Confidential Information by the indemnifying party.  The indemnifying party shall have the right to exercise reasonable control over any litigation within the scope of this indemnity; provided, however, that the indemnified party shall have the right to participate in any such litigation insofar as it concerns claims against it.  That right to participate includes the indemnified party’s right to select and retain counsel to represent it at the indemnified party’s own expense.

9.2                               Infringement.

(a)                                 Except as provided below, each party shall defend and indemnify the other from and against any damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising out of any claim that the SiteHelix Software provided to it by the indemnifying party pursuant to this Agreement (including, without limitation, any Overstock-provided data or other content, or Confidential Information) infringe a valid patent, trademark or copyright, or misappropriate a trade secret of a third party, provided that: (i) the indemnified party has provided prompt written notice of such claim and reasonable cooperation, information, and assistance in connection therewith, and (ii) the indemnifying party shall have sole control and authority with respect to the defense, settlement, or compromise of any such claim.

(b)                                 Section 9.2(a) states the entire liability of SiteHelix and the sole and exclusive remedy of Overstock with respect to any claim of infringement.  Neither party shall have any liability or obligation to the other for any infringement claim to the extent caused by or based upon: (i) the combination of materials with other products or services not furnished or authorized by the party providing the materials; or (ii) additions or modifications made to the materials after delivery that are not made by the party providing the materials or authorized by this Agreement.

9.3                               Failure to Notify. No party shall have any obligation to defend or indemnify the other party pursuant to this Section 9 if the indemnifying party is not notified promptly of the claim and is materially prejudiced thereby. The indemnified party shall cooperate to the extent necessary in the defense of any claim within the scope of these indemnities.

10.                               INSURANCE.  During the Term, each party shall maintain in force reasonable insurance coverage for claims arising out of the granting or acceptance of this License.

11.                               FORCE MAJEURE. Neither party shall be liable for any losses arising out of the delay or interruption of its performance of obligations under the Agreement due to any act of God, act of governmental authority, act of public enemy, terrorism, war (whether or not declared), riot, flood, civil commotion, insurrection, severe weather conditions, or any other cause beyond the reasonable control of the party delayed.

12.                               INDEPENDENT CONTRACTOR. SiteHelix shall provide the License and perform any ancillary services hereunder as an independent contractor, and nothing contained herein shall be deemed to create any employment, association, partnership, joint venture, or relationship of principal and agent or master and servant between the parties hereto or any of Overstock’s affiliates or subsidiaries, or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party.

13.                               PRESS RELEASE.  Promptly following the Effective Date, each party may issue a press release announcing the execution of this Agreement, with each press release to be approved by the other party. It is further acknowledged that each party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder.  In the event of a required public announcement, including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by a party or its affiliates are traded, Overstock shall have no obligation to provide the announcement to SiteHelix in advance of the release.  Each party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as the contents of any such public statement or press release are contained in a prior public disclosure or public statement approved by the other Party pursuant to this Section 13 and do not reveal Confidential Information about the other party.

14.                               NOTICES. Except for communications made in the normal course of business, any notice or other communication required hereunder shall be made in writing and sent to the designated recipient provided below by certified United States mail, return receipt requested, or by a nationwide courier delivery service. Notice that is delivered via facsimile or electronic mail is sufficient to meet the notice requirement, provided it is: (a) confirmed as received by the other party, or (b) an original copy follows it by mail, as set forth above, in a timely manner. A party may change the name or address of the designated recipient by giving written notice to the other party.  Any notice or communication shall be deemed given upon receipt.

14.1                        SiteHelix. If to SiteHelix, notices or other communications required hereunder shall be sent to the address first set forth above, to the attention of the undersigned for SiteHelix; and

14.2                        Overstock. If to Overstock, notices or other communications required hereunder shall be sent to the address first set forth above, to the attention of the undersigned for Overstock, with a copy to Overstock.com, Inc., Attn:  General Counsel, 700 West Coliseum Way, Midvale, UT 84047.

15.                               MISCELLANEOUS.

15.1                        Applicable Law. The Agreement shall be governed and construed in accordance with the laws of the State of Utah, without regard to conflict of law principles.

15.2                        Conflicting Provisions. In the event of conflicting provisions between this Agreement and any Schedule, the terms of the Agreement shall control and resolve the conflict, unless specifically stated otherwise in the Schedule.

15.3                        Modification, Severance, and Waiver. The Agreement and any Schedule may only be amended in writing.  If any one or more of the provisions of the Agreement, an Appendix, or a Schedule shall for any reason be held to be invalid or unenforceable, the same shall not affect any of the other portions thereof.  Failure or delay by either party in exercising any right hereunder shall not operate as a waiver of such right.

15.4                        Assignment. Neither party may assign its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that no consent shall be required for assignment by either party to an Affiliate or other entity under common control with such party, provided that the assigning party shall remain fully liable for performance hereunder, unless the parties agree otherwise in writing.

15.5                        No Third-Party Beneficiaries. Unless otherwise specifically provided for in a Schedule, no provision of this Agreement, express or implied, is intended to confer rights or other benefits to any third party.

15.6                        Approvals and Further Assurances. Any approval or consent requested of either party shall not be unreasonably withheld, delayed, or conditioned, unless specifically stated to the contrary in this Agreement or any Appendix to this Agreement or any Schedule, as applicable.  Subsequent to the execution and delivery of the Agreement, and without any additional consideration, each party shall execute and deliver any further legal instruments and perform any acts which are or may become necessary to effectuate the purposes of this Agreement.

15.7                        Survival of Terms. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement, including all provisions with respect to payment of accrued amounts, intellectual property and transition, confidentiality, limitation of liability, and indemnification, shall survive any termination or expiration of this Agreement and continue in full force and effect.

15.8                        Headings and Counterparts. The descriptive headings of the sections of this Agreement and any Schedule are for convenience only and do not constitute a part of this Agreement.  This Agreement and any Schedule may be executed in any number of counterparts, including via the exchange of .pdf or facsimile copies or by the use of a mutually agreeable electronic signature authentication program, each of which may be executed by less than all of the parties hereto and shall be enforceable with respect to the parties actually executing such counterparts.

15.9                        Entire Agreement. The Agreement, together with the Appendices and Schedules, constitutes the entire agreement between the parties with respect to the subject-matter hereof and supersedes any and all written or oral prior agreements and understandings between the parties.  No terms or conditions of either party’s invoice, purchase order or other administrative document (unless signed by authorized representatives of both parties and expressly referencing that it amends this Agreement) will be effective as a modification of the terms and conditions of this Agreement or a Schedule, regardless of the other party’s failure to object to such form.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date set forth above.

OVERSTOCK.COM, INC.		SiteHelix

BY:	/s/ John Paul Knab	BY:	/s/ Yugang Hu

Name:	John Paul Knab	Name:	Yugang Hu

Title:	SVP Marketing	Title:	CEO

Date:	11/02/2016	Date:	11/02/2016

SCHEDULE 1

SITEHELIX PLATFORM

1.                                      SITEHELIX OBLIGATIONS.  SiteHelix will provide the SiteHelix Software to Overstock or otherwise enable Overstock to use the SiteHelix Software in accordance with this Agreement.

2.                                      OVERSTOCK OBLIGATIONS.  Overstock will provide reasonable support and allow SiteHelix to input required tags, pixels or tracking code to enable the functionality of the SiteHelix Software.  Such tags, pixels or tracking code shall be hosted on Overstock servers.  Overstock may, upon agreement of the parties, provide additional data including customer segmentation data to enhance the performance of the SiteHelix Software.  Overstock agrees to perform initial, limited testing of the SiteHelix Software and the parties may mutually agree to expand Overstock’s use of the SiteHelix Software.

3.                                      DELIVERY.  Either party may transfer data by delivering it to the other party via an online delivery system or via an application programming interface, subject to testing and certification of the receiving party’s connectivity to the disclosing party in accordance with the receiving party’s then-current certification process. Any online delivery interface is provided “as is,” and without maintenance or technical support.  Each receiving party shall be responsible for the actions of any individual or entity acquiring access to the disclosing party’s data through a user-ID assigned to the receiving party.

4.                                      USE OF SITEHELIX SOFTWARE.  Overstock may, at its sole discretion, use the SiteHelix Software to market its products to its customers.  Overstock will monitor and track the results of each use of the SiteHelix Software pursuant to its normal and customary monitoring and tracking practices.  Nothing in this Agreement shall limit Overstock’s right to continue marketing to its customers in any manner, regardless of whether such customers are related to this Agreement.

5.                                      COMPENSATION.   In consideration for providing the SiteHelix Software, Overstock agrees to pay SiteHelix an amount equal to 20% of the Lift (as defined below) attributable to Overstock’s use of the SiteHelix Software.  Overstock’s compensation obligation under this provision shall terminate upon termination of this Agreement and payment of any previously owed, but unpaid Lift.

a.              “Lift” is defined as the quantifiable increase in Nectar generated by Overstock’s use of the SiteHelix Software.  “Nectar” is defined as the sum of the total dollar value of merchandise sold plus shipping revenue, minus any friction costs including, first cost, inbound and outbound shipping, handling, credit card fees, fraud processing, customer service, and returns fees, and minus site sale discounts and coupon discounts.

6.                                      CALCULATION OF LIFT.  Upon launch, Overstock shall run an A/B test to establish a baseline of Lift, which shall be the basis for compensation.  Overstock shall recalculate Lift in the event that there is an integration of additional pages, integration of new platforms, or upon a substantive SiteHelix release.  Lift will be monitored and calculated by Overstock in Overstock’s sole and absolute discretion.  Overstock will use commercially reasonable testing methods to demonstrate Lift including, without limitation, A/B testing, historical analysis, any similar method, or any combination of methods.   Overstock will provide a monthly report to SiteHelix showing the calculation of Lift.

7.                                      RIGHT TO AUDIT.  SiteHelix shall have the right to review Overstock’s calculation of Lift twice per calendar year.  Overstock agrees to provide the appropriate documentation pertaining to its calculation of Lift to SiteHelix and SiteHelix shall notify Overstock of any discrepancy.  In the instance of a discrepancy as to the calculation of Lift, the parties shall mutually agree on a resolution.